Exhibit 10.1
Glowpoint, Inc.
1776 Lincoln Street, Suite 1300
Denver, Colorado 80203
April 4, 2014
GP Investment Holdings, LLC
1300 Post Oak Boulevard
Houston, Texas 77056
Ladies and Gentlemen:
This letter constitutes the agreement (the “Agreement”) among GP Investment Holdings, LLC, a Delaware limited liability company (“GP Investment”), and each of Main Street Capital Corporation (“MSCC”), Brian Pessin, Sandra Pessin and Norman Pessin (collectively with GP Investment, the “Investor Group”), and Glowpoint, Inc., a Delaware corporation (the “Company”).
WHEREAS, Jon DeLuca and Grant Dawson (the “Resigning Directors”) have decided to resign from the board of directors of the Company (the “Board”);
WHEREAS, James H. Cohen and Patrick Lombardi (together, the “New Directors,” and each individually, a “New Director”) have agreed to fill two (2) vacancies on the Board that will result from the resignation of the Resigning Directors; and
WHEREAS, the Company and the Investor Group have agreed that it is in their mutual interests to enter into this Agreement, among other things, to set forth certain agreements concerning the composition of the Board, as hereinafter described.
NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements contained herein, and other good and valuable consideration, the parties hereto agree as follows:
1.Subject to the terms hereof and effective contemporaneously herewith, the Company has taken all requisite action to:
(a)    accept the resignations of the Resigning Directors as directors of the Company effective concurrently with the execution and delivery of this Agreement, as evidenced by the executed resignation letters attached hereto as Exhibit A; and
(b)    appoint each of the New Directors to the Board effective concurrently with the execution and delivery of this Agreement, thereby filling the two (2) vacancies thus created.
2.    The Company agrees to nominate the New Directors as two (2) of five (5) total nominees (the “Company Slate”) to stand for election as directors of the Company at the 2014 annual meeting of stockholders of the Company (the “2014 Annual Meeting”), for terms that expire at the 2015 annual meeting of stockholders of the Company (the “2015 Annual Meeting”) or until their successors are duly elected and qualified.

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3.    The Company agrees to publicly recommend and support the election to the Board of each of the New Directors at the 2014 Annual Meeting, including, without limitation, soliciting proxies in favor of their election, in the same manner as it does for all the other incumbent members of the Company Slate and accordingly, such New Directors shall be deemed to be “Continuing Directors” as defined under the Company’s equity incentive plans and employment agreements with the Company’s named executive officers.
4.    Each member of the Investor Group shall (a) in the case of all shares of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), owned of record by it, him or her as of the record date for the 2014 Annual Meeting (the “Record Date”), and (b) in the case of all shares of the Common Stock beneficially owned by any member of the Investor Group as of the Record Date (whether held in street name or by some other arrangement), instruct the record holder to, in each case at the 2014 Annual Meeting, vote for the election of the Company Slate at the 2014 Annual Meeting.
5.    At all times while serving as a director of the Company, each of the New Directors will receive the same benefits of directors’ and officers’ insurance and any indemnity and exculpation arrangements available generally to the other independent Board members and the same compensation and other benefits for his service as a director as the compensation and other benefits received by the other independent Board members.
6.    The Company agrees that during the period commencing on the date hereof until the 2015 Annual Meeting, the size of the Board shall be fixed at five (5) members.
7.    The Company agrees to hold the 2014 Annual Meeting no later than June 30, 2014.
8.     If James H. Cohen (or any director appointed to replace Mr. Cohen or any subsequent replacements in accordance with this Section 8) is unable or ceases to serve on the Board for any reason then the Investor Group shall have the right to recommend a substitute person(s) who (a) is knowledgeable about the industry in which the Company operates and (b) qualifies as an “independent director” in accordance with Section 803A of the NYSE MKT Company Guide and satisfies the independence standards specified in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to fill the resulting vacancy, subject to the approval of the Board, in its good faith business judgment, after exercising its fiduciary duties, and the Board shall appoint such replacement director to the Board promptly after the giving of such approval. If Patrick Lombardi (or any director appointed to replace Mr. Lombardi or any subsequent replacements in accordance with this Section 8) is unable or ceases to serve on the Board for any reason then the Board shall, in its good faith business judgment, after exercising its fiduciary duties, promptly identify and appoint to the Board a substitute person who meets the conditions set forth in clauses (a) and (b) of this Section 8 to fill the resulting vacancy. Any replacement director(s) appointed in accordance with this Section 8 shall hereinafter be deemed a “New Director” under this Agreement.

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9.    Except as otherwise set forth in this Agreement, including the Investor Group’s agreement to support the Company Slate, for the Standstill Period, neither the Investor Group nor any of its Affiliates will, and it will cause each of its Affiliates not to:
(a)    make, or in any way participate, directly or indirectly, in any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) of proxies or consents, conduct or suggest any binding or nonbinding referendum or resolution or seek to advise, encourage or influence any individual, partnership, corporation, limited liability company, group, association or entity (collectively, a “Person”) with respect to the voting of any of the Common Stock;
(b)    initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) stockholders of the Company for the approval of stockholder proposals, as amended, or otherwise, or cause or encourage any person to initiate any such stockholder proposal;
(c)    propose or nominate, or cause or encourage any Person to propose or nominate, any candidates to stand for election to the Board, or seek the removal of any member of the Board;
(d)    take any public action to act alone or in concert with others to control or seek to control, or to influence or seek to influence, the management, the Board or the policies of the Company;
(e)    form, join or otherwise participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act (other than the group already formed among the Investor Group) with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy statement of the Company); provided, however, that nothing herein shall limit the ability of an Affiliate of any member of the Investor Group to join its existing group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;
(f)    acquire, offer or propose to acquire, or agree to acquire (except by the way of stock dividends, stock splits, reverse stock splits or other distributions or offerings made available to holders of shares of Common Stock generally), whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (as defined under Section 13(d) of the Exchange Act) or otherwise, any shares of Common Stock if, as a result of such acquisition, the members of the Investor Group would beneficially own in the aggregate in excess of 45% of the then outstanding shares of Common Stock;

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(g)    without the prior approval of the Board contained in a written resolution of the Board, (x) either directly or indirectly for the Investor Group, or in conjunction with any other Person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or (y) except as set forth in the next sentence, in any way knowingly support, assist or facilitate any other Person to effect or seek, offer or propose to effect, or cause or participate in, any (i) tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries; provided, however, that this clause shall not preclude the tender by any member of the Investor Group or any of its Affiliates of any securities of the Company into any tender or exchange offer approved by the Board; (ii) form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries or (iii) form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing in this Section 9(g) shall prohibit the Investor Group from presenting any potential transaction to the Board on a private basis in circumstances that would not reasonably be expected to require public disclosure by the Company or the Investor Group at or around the time the proposal is made;
(h)    seek to call, or to request the call of, or call a special meeting of the stockholders of the Company, or make a request for a list of the Company’s stockholders or other Company records; or
(i)    otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.
For the avoidance of doubt, any actions of the New Directors taken in their capacity as members of the Board (including, without limitation, voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board and making suggestions or raising issues to the Board) shall not be deemed to violate the foregoing clauses (a) through (i). For purposes of this Agreement, “Standstill Period” shall mean the period commencing on the date hereof until the conclusion of the 2014 Annual Meeting.
For purposes of this Agreement, “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.
10.    Nothing in this Agreement to the contrary shall prohibit MSCC, during the Standstill Period or otherwise, from exercising its rights and performing its obligations under that certain Loan Agreement dated as of October 17, 2013 by and among the Company, its subsidiaries and MSCC (as may be amended from time to time, the “Loan Agreement”) in its capacity as a lender, the administrative agent or the collateral agent under the Loan Agreement.
11.    Within ten (10) business days following receipt of reasonably satisfactory documentation thereof, the Company shall reimburse the Investor Group for its reasonable fees and expenses (including legal expenses) incurred in connection with the matters related

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to the 2014 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $40,000.
12.    No later than the next business day following the execution of this Agreement, the Company shall issue the press release in the form attached hereto as Exhibit B (the “Press Release”) and file a Form 8-K reporting the entry into this Agreement and appending this Agreement as an exhibit thereto. No later than the second business day following the execution of this Agreement, the Investor Group shall file an amendment to its Schedule 13D reporting the entry into this Agreement and appending this Agreement as an exhibit thereto. During the Standstill Period, neither the Company nor the Investor Group shall make any public announcement or statement with respect to this Agreement or the actions contemplated hereby that is inconsistent with or contrary to the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.
13.    The Company and the Investor Group each acknowledge and agree that (a) a breach or a threatened breach by any party hereto may give rise to irreparable injury inadequately compensable in damages and accordingly each party shall be entitled to injunctive relief, without proof of actual damages, to prevent a breach or threatened breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, (b) no party shall plead in defense for any such relief that there would be an adequate remedy at law, (c) any applicable right or requirement that a bond be posted by any party is waived and (d) such remedies shall not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.
14.    All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by Federal Express or registered or certified mail, postage pre-paid, return receipt requested, as follows:
If to the Company:

Glowpoint, Inc.
1776 Lincoln Avenue, Suite 1300
Denver, Colorado 80203
Attn: Chief Executive Officer
with a copy (which shall not constitute notice) to:

Kristin L. Lentz
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202

April 4, 2014

If to the Investor Group: GP Investment Holdings, LLC 1300 Post Oak Boulevard Houston, Texas 77056 Attn:	Robert M. Shuford Brian Pessin
with a copy (which shall not constitute notice) to:

Steve Wolosky
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
15.    This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
16.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. The parties hereto agree that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or permitted assigns shall be brought and determined in the United States District Court for the District of Delaware or the courts of the State of Delaware located in the County of New Castle, Delaware, and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts.
17.    This Agreement constitutes the only agreement between the Investor Group and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions with respect to the subject matter hereof, whether oral or written. This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the express written consent of the other party. No amendment, modification, supplement or waiver of any provision of this Agreement may in any event be effective unless in writing and signed by the party or parties affected thereby.
18.    The Company represents and warrants that (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.
19.    GP Investment represents and warrants that (a) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to

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consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by GP Investment, constitutes a valid and binding obligation and agreement of GP Investment and is enforceable against GP Investment in accordance with its terms.
20.    MSCC represents and warrants that (a) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by MSCC, constitutes a valid and binding obligation and agreement of MSCC and is enforceable against MSCC in accordance with its terms.
21.    Brian Pessin, Sandra Pessin and Norman Pessin each represents and warrants that this Agreement has been duly and validly executed and delivered by him or her, constitutes a valid and binding obligation and agreement of him or her and is enforceable against him or her in accordance with its terms.
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April 4, 2014

If you agree with the foregoing, please sign and return a copy of this letter, which will constitute our agreement with respect to the subject matter of this letter.

Very truly yours,

GLOWPOINT, INC.

By:	/s/ Peter Holst
	Name:	Peter Holst
	Title:	President and Chief Executive Officer

Accepted and agreed to:

GP INVESTMENT HOLDINGS, LLC

By:	/s/ Robert M. Shuford
	Name:	Robert M. Shuford
	Title:	Chief Executive Officer
By:	/s/ Brian Pessin
	Name:	Brian Pessin
	Title:	President

MAIN STREET CAPITAL CORPORATION

By:	/s/ Robert M. Shuford
	Name:	Robert M. Shuford
	Title:	Managing Director

/s/ Brian Pessin
Brian Pessin

/s/ Norman Pessin
Norman Pessin

/s/ Sandra Pessin
Sandra Pessin

Exhibit A

Executed Resignation Letters

April 4, 2014

Glowpoint, Inc.
1776 Lincoln Street, Suite 1300
Denver, Colorado 80203
Attn: Secretary

Re:    Resignation as Director

Dear Sir:

I hereby resign as a Director of Glowpoint, Inc., a Delaware corporation (the “Company”), conditional upon, and effective as of, the parties’ execution and delivery of that certain Letter Agreement, dated the date hereof, by and among the Company, GP Investment Holdings, LLC, Main Street Capital Corporation, Brian Pessin, Sandra Pessin and Norman Pessin, in the form presented to and approved by the Board of Directors of the Company.

Sincerely,

/s/ Jon A. DeLuca

Jon A. DeLuca

April 4, 2014

Glowpoint, Inc.
1776 Lincoln Street, Suite 1300
Denver, Colorado 80203
Attn: Secretary

Re:    Resignation as Director

Dear Sir:

I hereby resign as a Director of Glowpoint, Inc., a Delaware corporation (the “Company”), conditional upon, and effective as of, the parties’ execution and delivery of that certain Letter Agreement, dated the date hereof, by and among the Company, GP Investment Holdings, LLC, Main Street Capital Corporation, Brian Pessin, Sandra Pessin and Norman Pessin, in the form presented to and approved by the Board of Directors of the Company.

Sincerely,

/s/ Grant Dawson

Grant Dawson

Exhibit B

Press Release

Glowpoint Announces Changes to its Board of Directors

DENVER, CO, April 7, 2014 - Glowpoint, Inc. (NYSE MKT: GLOW), a leading provider of video collaboration services and network solutions, today announced the resignation of Jon DeLuca and Grant Dawson as directors of the Company and the appointment of James H. Cohen and Patrick Lombardi to the Board of Directors.
“On behalf of Glowpoint and the entire Board I want to express our appreciation for Jon’s and Grant’s service to the Company. Their contributions have been highly valued, and I wish them the very best in future endeavors,” said Peter Holst, CEO and President of Glowpoint. “I am pleased to welcome Jim and Pat to the Board of Directors and believe they bring a valuable perspective to both the Company and shareholders alike.”
From 2005 until February 2014, Mr. Cohen served as Executive Vice President of Mergers & Acquisitions for Consolidated Graphics, Inc., which until its acquisition by RR Donnelly & Sons on January 31, 2014 was a public company traded on the NYSE with revenues of approximately $1.1 billion. Prior to Consolidated Graphics, Mr. Cohen’s work experience includes investment banking (Morgan Stanley & Co.), private equity (Main Street Capital) and corporate law (Simpson Thacher & Bartlett and Baker Botts).

From 1996 until March 2013, Patrick Lombardi was the owner of PJL Associates, Inc., a consultancy company that provided strategic business, merger and acquisition, and financial consulting services to global communication service providers. Mr. Lombardi has previously served on the Board of Directors of Jones Intercable Inc., Bell Cablemedia plc and as Chairman of the Audit Committee of Raindance Communications, Inc., prior to its sale to West Corporation in 2006.
In connection with the changes to its Board of Directors, the Company also announced that it had reached an agreement with GP Investment Holdings, LLC and certain related investors (the “GPI Investor Group”), who collectively own approximately 43% of the outstanding shares of the Company’s common stock. Under the agreement, the Company appointed Messrs. Cohen and Lombardi to the Board and agreed to nominate them to stand for election as directors at the Company’s 2014 annual meeting of stockholders. The GPI Investor Group agreed to vote for the Company’s director nominees, including Messrs. Cohen and Lombardi, at the 2014 annual meeting and to not take certain actions during a standstill period that expires at the conclusion of the 2014 annual meeting.

About Glowpoint

Glowpoint, Inc. (NYSE MKT: GLOW) provides video collaboration, network, and support services to large enterprises and mid-sized companies to support their unified communications (UC) strategies and business goals. More than 600 organizations in 96 countries rely on our unmatched experience, business-class support and cloud-based services to collaborate with colleagues, business partners, and customers more effectively. To learn more please visit www.glowpoint.com.